Exhibit 99

OMI Corporation Launches $150 Million Senior Notes Offering

    STAMFORD, Conn.--(BUSINESS WIRE)--Nov. 13, 2003--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced it has begun an offering of $150 million of Senior Notes due 2013 in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. OMI intends to use the net proceeds from the offering to repay amounts outstanding under its revolving credit facilities and for general corporate purposes.
    The Senior Notes will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States or outside the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws. OMI intends to offer to exchange the unregistered notes for substantially identical registered Senior Notes following the completion of the offering.

    OMI ANNOUNCES AGREEMENT TO ESTABLISH A $57 MILLION EQUITY LINE OF
CREDIT

    OMI announced today it has entered into an equity line of credit arrangement with Acqua Wellington North America Equities Fund, Ltd. Under the terms of this arrangement, Acqua Wellington is committed to purchase up to $57 million of our common stock over the 21 month term of the purchase agreement. From time to time on or before August 13, 2005 and in our sole discretion, we may present Acqua Wellington with a draw down notice, which would require them to purchase shares at a price based on an agreed discount to the then current market price of our stock as reported on the New York Stock Exchange.
    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 36 vessels, primarily Suezmaxes and product carriers, aggregating 3.0 million deadweight tons. The Company currently has 21 of its 36 vessels on time charter. OMI has on order six 37,000 dwt ice class 1A product carriers scheduled to be delivered in 2004 and 2005.

    CONTACT: OMI Corporation
             Fredric S. London, 203-602-6789